ASHFORD HOSPITALITY TRUST
Third Quarter 2006 Conference Call
Introductory Comments — Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the third quarter of 2006. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on November 1, 2006, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead, Monty.
Introduction — Monty Bennett
Good morning and welcome. The last quarter we celebrated our third anniversary as a public company. The most rewarding aspect is not that we have grown from a company with just over $200 million in assets to one with almost $2 billion, but that along the way we have done what we said we would do at every step of the way. We would like to thank our shareholders for their support, the research community that follows our stock, and our valued relationships with investment bankers, hotel brands, management companies and brokers who have helped to fuel our performance.
Today we are even more excited about the many growth opportunities ahead of us as an established entity among our lodging peers. We had a very active and successful third quarter. We completed a $107 million acquisition, signed definitive agreements for an additional $392 million in acquisitions, completed an equity raise that generated $162 million in net proceeds and increased our borrowing capacity while reducing our cost of capital. Our portfolio performance was also strong with continued improvements in RevPAR exceeding industry averages and additional gains in hotel operating profit margins.
Most of the statistics I will be referring to this morning are included in our earnings release and the tables attached to it, including a detailed breakdown of our RevPAR and hotel operating profit by brand, region and whether or not the asset is under renovation. I would like to take a few minutes to highlight the performance of our portfolio.
Our portfolio metrics continue to show solid growth in every category. AFFO was up 47%. CAD increased 35%, resulting in a YTD dividend coverage ratio of 127%. Proforma RevPAR for hotels not under renovation was up 9.5%. The 9.5% increase in proforma RevPAR for hotels not under renovation was driven by a 6.4% increase in ADR and a 293-basis point increase in occupancy. For all hotels, the proforma RevPAR increase of 8.1% was driven by a 6.3% increase in ADR and a 172-basis point increase in occupancy.
Our RevPAR Yield Index for the quarter increased from 114.0% to 117.2% for the hotels not under renovation and from 113.8% to 115.9% for all core hotels. Our capital expenditure program and enhanced services at many of our hotels continue to position our assets for strong Rev Par growth, while still improving our already high operating margins.
Hotel operating profit, or hotel level EBITDA continued its strong pace with an 11.6% increase for hotels not under renovation and a 9.2% increase for all hotels. Our hotel operating profit margin improved 124 basis points for the hotels not under renovation and 90 basis points for all hotels. As we discussed on our last call, with the completion of this third quarter the year over year comparisons for the CNL portfolio are more reflective of actual margin gains we continue to produce. Energy prices were more in line during the quarter, but we are still experiencing higher labor and property taxes than a year ago. With many of the insurance contracts rolling over in the second half of the year, we expect the lack of hurricanes during this season to limit the pace of insurance increases from a year ago. All of these trends point to margin improvement during the fourth quarter as well.
During the third quarter we had 6 hotels under renovation; all of these have already been completed. We expect to commence renovation work on an additional 8 hotels in the fourth quarter, bringing our total capital spending this year to $40 — $50 million. With $120 million more capex to be spent over 2007 and 2008, we will continue to maintain the high quality of our assets and drive more top line growth.
Our earnings release provides a detailed breakout of our portfolio by brand and region. As of September 30, our portfolio breakdown by segment was 3% luxury, 43% upper upscale, 43% upscale, and 11% mid-scale without food & beverage.
We remain concentrated in sub-markets that are positioned for growth and continue to recycle assets that show relatively less upside. This positioning is a tribute to the intentional diversity we have built into our portfolio as well as the significant investments we have made in enhancing the hotels.

Our capital structure is perhaps the strongest it has ever been. Our net debt to TEV is low, we increased the size of our primary revolving credit facility, and we lowered our overall cost of the facility. We believe our balance sheet is one of the most pristine in the hotel sector with current capacity for a substantial amount of acquisitions, if desired.
Our outlook for the lodging sector remains favorable, and we expect our portfolio management strategy as well as our internal growth strategies to yield excellent results for our shareholders. While industry RevPar may see some deceleration from the peak growth levels, it will remain well above industry norms. Supply levels are increasing but are still well below industry averages of 2.5%. We believe the new supply pipeline is slightly overstated due to the increasing attrition rates as a result of high construction costs. As a result of the ongoing favorable imbalance between demand and supply there could easily be 3-5 years of significant value increases in lodging assets.
To speak in greater detail about our results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review — David Kimichik
Good Morning.
For the third quarter we reported net income of $5,931,000, EBITDA of $33,147,000 and AFFO of $22,339,000 or 25 cents per share.
You will note that we have included a new table in our release that provides a quarterly breakdown of Hotel EBITDA and Hotel EBITDA margin for current and prior-year periods. In this table you will see a distinct seasonality trend with the second quarter having by far the highest margin over the other periods. Published estimates for EBITDA margin for the quarter were an average of 340 basis points over last year, compared to actual results of 90 basis points of improvement. That difference alone was worth a 3-cent swing in AFFO per share. Our policy is to provide as much disclosure and detail as possible on existing metrics in lieu of specific future guidance.
The following statistics are as of the quarter ending September 30th. Ashford had total assets of $1.7B including $127 million of cash. We had $754 million of mortgage debt, leaving net debt to total enterprise value at 35%. And our blended annual interest cost was approximately 5.6%, with 100% of our mortgage debt fixed.
For the quarter, Proforma RevPAR for all hotels was up 8.1% as compared to third quarter ‘05 and for the hotels not under renovation, which is all but 6 hotels, the RevPAR was up 9.5%, driven by a 6.4% increase in ADR and a 293-basis point increase in occupancy.
Proforma Hotel operating profit for the entire portfolio was up by $2.9 million or 9.2% for the quarter. For the 67 hotels not under renovation, hotel operating profit increased 11.6%. Our hotel operating profit margin improved 124 basis points for the hotels not under renovation and 90 basis points for all hotels.

With the equity offering early in the quarter, we had 72.3 million common shares outstanding, 7.4 million Serious B convertible preferred shares outstanding and 14.1 million OP units issued for a total share count of 93.9 million.
Our portfolio consisted of 73 owned hotels containing 12,963 rooms. The major acquisition activity for the quarter occurred when we acquired the 697 room Marriot Crystal Gateway in Arlington, Virginia. At quarter end we owned a position in 10 mezzanine loans with total principal outstanding of $98 million with an average annual unleveraged yield of 13.5%. During the quarter we were repaid on the $15 million Boston Logan Embassy Suites loan.
We have agreements for management with 6 different companies. The most significant managers are Remington Lodging and Hospitality which manages 30 of our properties and Marriott International which manages 24 of our hotels.
Finally, for the second quarter we reported CAD of $19,305,000 or 22 cents per share and announced and paid a dividend of 20 cents per share. Our dividend coverage ratio is 127% of CAD YTD through the third quarter.
I’d now like to turn it over to Doug Kessler to discuss our ongoing investment plan.
Investment Highlights — Douglas Kessler
Thanks David.
We continue to see numerous benefits of our investment strategy, which is based upon finding the best risk adjusted total returns.
First, our strategy gives us access to a larger pipeline and better opportunities to find investments meeting our 13-15% targeted threshold returns. Second, the many ways we can approach a given transaction from a capital investment standpoint increase our odds of winning a bid. Finally, our ongoing capital recycling and multiple opportunities to redeploy capital enhance shareholder return.
Over the past few months, we’ve seen clear examples of these strategic advantages.
In July, we raised $162 million and have already announced $392 million of investments. As we’ve done before, we put the capital to work quickly as promised in transactions consistent with our overall strategy of capital appreciation and dividend growth.
The Westin O’Hare transaction is a good example of our strategy. We recently announced this $125 million acquisition of a AAA four diamond hotel for $238,000 per key or about 2/3 of replacement value at a 7.8% trailing 12 EBITDA yield. We believe the benefits of this investment are many, including: the best hotel asset in the O’Hare market place, highest ratio of meeting space per guest room, and the rapidly improving Chicago market area. We also believe there is further upside from the $6 million of capital improvements we plan to spend on the asset over the next 24 months, the $15 billion O’Hare airport expansion, and the potential to increase the room count as well as sell or lease pad sites given the 11.5 acres the property encompasses.

An interesting aspect of this transaction is that the lead for this acquisition actually came through our lending program. We were prepared to make a mezzanine loan. After negotiating with the borrower, discussions evolved into an outright sale about two weeks prior to when we expected to close on the loan. As a result, we were the only buyer in position to purchase this hotel.
The financing we plan to put in place on the hotel is very attractive as well. At $101 million, the 10-year loan is based on 80% loan to cost and priced on 10-year swap spreads plus 50 basis points for a fixed rate of 5.81%. We have already locked in this rate. In concert with our ongoing capital recycling efforts we are taking title to this hotel as part of a reverse 1031 exchange which will ultimately defer capital gains for hotels we may sell in the near term.
The largest transaction announced during the quarter was the 7-hotel portfolio of well branded geographically diverse assets. These hotels provide us the opportunity to add value through capital expenditure, increasing margins and RevPAR yield penetration. The hotels are in need of capital improvements in order to better drive revenue growth, and we have outlined a capital reinvestment plan totaling $35 — $40 million over the next 12 months that should help us achieve that goal. On its surface, the initial returns on this portfolio obscure the true value we expect to add through renovations and the changeover in management that will generate better operating margins from cost controls. We expect to sell two hotels in Trumbull and Iowa City, with the remaining portfolio consisting of: the Embassy Suites in Philadelphia and Walnut Creek along with the Hilton Minneapolis, and the Sheratons in Anchorage and in Mission Valley San Diego.
The financing of this portfolio is likewise very attractive. We have negotiated 80% financing for a term of three years and a rate of LIBOR plus 172 basis points. The loan also includes the $35 -$40 million in capex we have budgeted to spend. We decided to access the floating rate market for this portfolio in anticipation of significant cash flow improvements which should enable us to refinance upon asset stabilization with a fixed rate loan.
We have a substantial pipeline. In 2006, we’ve evaluated more than $11.9 billion of investment opportunities on both our debt and equity platforms. We’ve been disciplined in underwriting just under $4 billion of these opportunities. Most importantly, we’ve been very selective in being the winning bidder on approximately $650 million of investments. A measure of our success is the all in price per key for our acquisitions after closing costs and capital improvements of $113,000, which is substantially below replacement cost for upper-upscale and upscale hotels. On the debt side our current unleveraged yield in excess of 13% demonstrates our skill at finding the right risk-reward opportunities.
Although deal flow is not an issue in today’s market, we have remained disciplined in our investing with a watchful eye on current yields and future RevPAR trends. We continue to be successful in off-market transactions despite this highly competitive market place and are encouraged to see that cap rates seem to be stabilizing. We continue to be very cautious in the mezzanine market and currently do not see a risk-reward balance for many debt deals in terms of pricing or deal structure. As a result, our mezzanine platform only represents about 4-5% of our EBITDA.
Complementing the pace of our acquisitions, we expect to continue with capital recycling efforts, such as our plans for the MIP portfolio to immediately sell two assets. In addition, we have several other assets in our portfolio that we currently monitor for sales opportunities, and we will hopefully announce some additional asset sales in the next six months.
I will now turn the call over to Monty for some concluding remarks.
Conclusion — Monty Bennett
We continue to remain bullish about the industry and anticipate hotel values to increase for the next 3 — 5 years. We plan to continually seek out growth and income hotel opportunities as we shed lower performing assets.
We will continue our policy of a high level of transparency regarding the performance metrics of our hotel assets as we purchase them in lieu of providing ongoing earnings or RevPar guidance. However, we hope to provide dividend guidance for 2007 towards the end of this year.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call. We look forward to seeing a number of you at the NAREIT annual convention next week in San Francisco as well as at our analyst and institutional investor tour of our JW Marriott hotel in San Francisco on November 8. The tour, presentation, and reception afterwards runs from approximately 4pm to 6pm. If you have not RSVP’d for the event and would like to attend, please contact Tripp Sullivan at Corporate Communications.
We look forward to speaking with you again on our next call.